Exhibit 10.42

CONVERSION AGREEMENT

This Conversion Agreement is dated as of August 30, 2016 by and between KonaRed Corporation (the "Company") and Black Mountain Equities, Inc. (the "Holder"), and amends the Subordinated Promissory Note dated September 30, 2015 in the Original Principal Amount of $100,000 issued by the Company to the Holder (the "Note").

WHEREAs, the remaining balance of the Note totals $59,000;

NOW, THEREFORE, the Company and the Holder agree as follows:

The Holder hereby agrees to convert the remaining balance into 1,475,000 shares of common stock in the Company on August 30, 2016.

IN WITNESS WHEREOF, the parties have executed this Conversion Agreement as of the date first written above.

KonaRed Corporation	Black Mountain Equities, Inc.

/s/ Shaun Roberts	/s/ Adam Baker
Shaun Roberts	Adam Baker
CEO	President